Exhibit 10.11

ANACOR PHARMACEUTICALS, INC.

BOARD OF DIRECTORS AND ADVISORY BOARD AGREEMENT

        This Advisory Board Agreement (the "Agreement") is entered into as of November 9, 2005 between Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Stephen Benkovic, Ph.D. ("Advisor").

        The parties agree as follows:

        1.    Services.    Advisor agrees to act as Co-chair of the Company's Advisory Board, including attending and participating in each Advisory Board Meeting, and to collaborate and provide advice and assistance to the Company as is mutually agreed by the parties (collectively, the "Services"). The effective date (the "Effective Date") of this agreement shall be October 1, 2005.

        2.    Compensation.    Advisor shall not be paid for the Services performed hereunder. However, subject to approval by the Company's Board of Directors, the Company will issue to Advisor a nonstatutory stock option to purchase 105,000 shares of the Company's Common Stock, with an exercise price per share equal to the fair market value at the time of grant. Such shares will vest at the rate of 1/24th of the total number of shares on each monthly anniversary of vesting commencement date, based upon Advisor's continued service to the Company, as provided in this Agreement and as specified in the Stock Option Agreement between the Company and Advisor. In addition, for each meeting of the Company's Scientific Advisory Board (minimum of two (2) meetings per year) and the Clinical Advisory Board (minimum of two (2) meetings per year) that you attend, you will receive $5,000. For each meeting of the Anacor Board of Directors (minimum of six (6) meetings per year), you will receive $5,000. For meetings that you participate by phone, you will receive $2,500. With the advent of other Boards, you attendance would be compensated at a similar amount per meeting.

        3.    Expenses.    The Company shall reimburse Advisor for reasonable travel and related expenses incurred in the course of performing services hereunder, provided, however, that any expenses in excess of $1,000 shall be approved in advance by the Company.

        4.    Term and Termination.    The term of this Agreement shall be for a period of two years from the Effective Date, and may be renewed by mutual agreement of the parties; provided, however, that this Agreement may be terminated by either party for any reason upon ten days prior written notice without further obligation or liability.

        5.    Independent Contractor.    Advisor's relationship with the Company will be that of an independent contractor and not that of an employee. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Advisor for employment or income taxes, all of which will be Advisor's responsibility. Advisor agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

        6.    Nondisclosure of Confidential Information.

          (a)    Agreement Not to Disclose.    Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor's own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other members of the Company's Advisory Board. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Advisor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company's Confidential Information which may come to Advisor's attention.

          (b)    Definition of Confidential Information.    "Confidential Information" means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor's files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor.

          (c)    Exceptions.    Notwithstanding the above, Advisor shall not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Advisor can prove:

              (i)  is disclosed with the prior written approval of the Company;

             (ii)  is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Advisor shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

        7.    No Duplication; Return of Materials.    Advisor agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any the Company's Confidential Information. Any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company, accompanied by all copies of such documentation, within ten days after (a) the Services has been concluded or (b) the written request of the Company.

        8.    No Rights Granted.    Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company's Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

        9.    Assignment of Inventions.    To the extent that, in the course of performing the Services, Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Advisor hereby agrees to assign all rights, titles and interest to such inventions to the Company.

        10.    Duty to Assist.    As requested by the Company, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets. Advisor's obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Advisor's relationship with the Company, but the Company shall compensate Advisor at a reasonable rate after the termination of such relationship for time actually spent at the Company's request providing such assistance.

        11.    No Conflicts.    Advisor represents that Advisor's compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Advisor shall first notify the Company in writing. It is understood that in such event, the Company will review whether Advisor's activities are consistent with Advisor remaining a member of the Company's Advisory Board.

        12.    Miscellaneous.    Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including any exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

        The parties have executed this Agreement as of the date first written above.

STEPHEN BENKOVIC, PH.D.		ANACOR PHARMACEUTICALS, INC.

/s/ STEPHEN BENKOVIC		By:	/s/ LUCY DAY
Signature			Lucy O. Day Chief Financial Officer

Address:	711 Teaberry Lane State College, PA	Address:	1060 East Meadow Circle 16803 Palo Alto, California 94303